CALIFORNIA INVESTMENT TRUST II

                  EXCERPT OF THE AUGUST 12, 2003 BOARD MINUTES


Mr. Rogers then led a discussion regarding the proposed launch of Class K shares of various series of California Investment Trust II (each a "Fund" and collectively, the "Funds"). Specifically, he discussed the characteristics of the Class K shares and advised the Board that the Class K shares for each Fund will have an annual operating expense limitation of 1.50% for an indefinite term. Notwithstanding this limitation, Mr. Rogers advised the Board that the Manager has agreed to waive fees and reimburse expenses as appropriate to further limit the operating expenses of the Class K shares of the Funds as follows, through December 31, 2004:

Fund                                                 Limitation
----                                                 ----------
U.S. Government Securities Fund                      1.15%
Short-Term U.S. Government Bond Fund                 1.00%
The United States Treasury Trust                     0.94%
S&P 500 Index Fund                                   0.77%
S&P MidCap Index Fund                                0.99%
S&P SmallCap Index Fund                              1.15%
Equity Income Fund                                   1.30%
European Growth & Income Fund                        1.45%
Nasdaq-100 Index Fund                                1.15%